Exhibit 99.1
Syntel Announces Management Changes
Murugesh Named President; Godbole Named CFO; Sales SVP Departs
TROY, Mich. — December 22, 2006 – Syntel, Inc. (NASDAQ: SYNT) today announced the promotion of Keshav R. Murugesh to the role of President, in addition to Chief Operating Officer (COO). Bharat Desai will continue as Chairman and Chief Executive Officer of the Company. Keshav has been serving as COO since October 1, 2004. In addition, the Company announced the appointment of Arvind Godbole to Chief Financial Officer (CFO).
Murugesh, 43, joined Syntel in 2002 from ITC Ltd. in India, where he served as Vice President, Finance of their Infotech Company. Prior to his appointment to COO in 2004, Murugesh served as Syntel’s CFO for two years. Godbole, 49, joined Syntel as Corporate Controller in 2001 and since June, 2006, has been serving as Acting Chief Financial Officer.
“During his four and a half years with Syntel, Keshav has consistently demonstrated strong leadership skills and business acumen,” said Bharat Desai, Syntel Chairman and CEO. “This management move enables me to focus on strategic initiatives as well as Syntel’s mission and vision, while Keshav manages the operational affairs of the organization. Since joining Syntel in 2001, Arvind has consistently done an excellent job managing our finance and accounting functions and has clearly earned this opportunity to serve as the CFO. I wish both Keshav and Arvind the best in their newly expanded roles.”
“I really appreciate this vote of confidence,” said Murugesh “I believe Syntel is extremely well positioned to become one of the premier ITO/KPO firms in the world, and my objective in this new role is to make it happen.”
The Company also announced that Lakshmanan Chidambaram, Vice President-Sales, assumes responsibility for Automotive, Healthcare and Diversified Businesses sales in addition to his current responsibilities, effective December 21, 2006 and that Vinod Swami, Senior Vice President-Sales Automotive, Healthcare and Diversified Businesses will depart the company, effective December 29, 2006.
About Syntel
Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company’s vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine’s “Best 200 Small Companies in America,” Syntel has more than 7,500 employees worldwide, is assessed at Level 5 of the SEI’s CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.
Safe Harbor Provision
This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 14, 2006. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company’s concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

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